UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM 8-K
__________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2023

Lexicon Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-30111	76-0474169
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2445 Technology Forest Blvd., 11th Floor
The Woodlands, Texas 77381
(Address of principal executive offices and Zip Code)

(281) 863-3000
(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	LXRX	The Nasdaq Global Select Market
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01     Entry into a Material Definitive Agreement

On June 23, 2023, Lexicon and one of its subsidiaries entered into a third amendment (the “Third Amendment”) to its loan and security agreement (the “Loan Agreement”) with Oxford Finance LLC (“Oxford”) bifurcating the third tranche under which $75 million was previously available for draw at Lexicon’s option prior to June 30, 2023. Under the terms of the Third Amendment, $50 million remains available for draw at Lexicon’s option prior to June 30, 2023 under the third tranche and $25 million will be available for draw at Lexicon’s option between December 1 and December 31, 2023 under a new fourth tranche. The previous fourth tranche, under which $25 million is available for draw at Lexicon’s option, subject to Oxford’s consent, at any time prior to the expiration of the interest-only payment period, is now a fifth tranche.

Subject to and upon funding of the fourth tranche, Lexicon will grant Oxford a warrant to purchase shares of its common stock having a value equal to 1.75% of such tranche, as determined by reference to a 10-day average closing price of the shares. The warrant will have an exercise price equal to such average closing price, be exercisable for a five-year period from the date of issuance and feature a net cashless exercise provision.

The index rate applicable to each tranche under the Loan Agreement will transition from the 30-day U.S. Dollar LIBOR to the 1-month CME Term SOFR and the spread above such index rate is reduced from 7.90% to 7.00% for the third and fourth tranches.

The existing financial covenant relating to minimum cash balance requirements will only be applicable if Lexicon draws the fourth tranche and following its funding. The existing unused fee will only be due in the event Lexicon does not draw the full amount available under the fourth tranche.

The foregoing summary does not purport to be complete and is qualified in its entirety by the Third Amendment, a copy of which is attached to this report as Exhibit 10.1 and incorporated herein by reference.

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 28, 2023, Lexicon exercised its option to draw the third $50 million tranche under the Loan Agreement and the third tranche was funded on such date. Pursuant to the terms of the Loan Agreement, concurrent with the funding of the third tranche, Lexicon granted Oxford a warrant to purchase 183,824 shares of its common stock at an exercise price of $2.38 per share, exercisable for a five-year period from the date of issuance.

Item 3.02     Unregistered Sales of Equity Securities

The information contained in Item 2.03 of this Current Report on Form 8-K is incorporated herein by reference into this Item 3.02. The warrants discussed above and the underlying shares of common stock have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and they have been issued in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof.

Item 9.01     Financial Statements and Exhibits

(d)    Exhibits

Exhibit No.		Description
*†10.1	—	Third Amendment to Loan and Security Agreement, dated June 23, 2023, with Oxford Finance, LLC
EX-104	—	Cover Page Interactive Data File (embedded within the Inline XBRL document)
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*    Filed herewith.

†    In accordance with Item 601(b)(2)(ii) of Regulation S-K, certain information (indicated by “[**]”) has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the Company if publicly disclosed.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lexicon Pharmaceuticals, Inc.

Date: June 28, 2023	By:	/s/ Brian T. Crum
Brian T. Crum
Senior Vice President and General Counsel